For additional information, contact:
Mark Fusler Corporate Controller and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavcoindustries.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2025 FIRST QUARTER RESULTS
Improving Factory-built housing Results; High Claims in Insurance Operation
PHOENIX, August 1, 2024 (GLOBE NEWSWIRE) – Cavco Industries, Inc. (Nasdaq: CVCO) ("we," "our," the "Company" or "Cavco") today announced financial results for the first fiscal quarter ended June 29, 2024.
Quarterly Highlights
•Net revenue was $478 million, up $2 million or 0.4% compared to $476 million in the first quarter of the prior year, primarily on home sales volume growth.
•Sequentially, home sales volume is up 20% and capacity utilization is up to approximately 65% from approximately 60%.
•Factory-built housing Gross profit as a percentage of Net revenue was 22.6%, compared to 24.8% in the prior year.
•Financial services Gross loss as a percentage of Net revenue was (0.6)%, compared to Gross profit of 24.0% in the prior year. The segment pretax net loss of $5.2 million resulted in a reduction in Diluted net income per share of approximately $0.49 on an after tax basis. The loss was caused by unusually high insurance claims from multiple weather events in Texas, as well as the wildfires in New Mexico.
•Income before income taxes was $44 million, down $17 million or 27.9% compared to $61 million in the prior year period.
•Net income per diluted share attributable to Cavco common stockholders was $4.11 compared to $5.29 in the prior year quarter.
•Backlogs totaled $232 million at the end of the quarter, up $41 million, or 21.4%, from $191 million three months ago, with modules in the backlog growing 22%.
•Stock repurchases were approximately $29 million in the quarter.

Commenting on the quarter, President and Chief Executive Officer Bill Boor said, "The momentum we experienced exiting the fourth quarter carried through the first quarter. Orders continued to increase, resulting in production increases and a growing backlog."

He continued, "While our factory-built housing results showed continuing improvement, our consolidated results were negatively impacted by very high claims costs in our insurance operations. Those claims were driven by unusually high storm activity in Texas and the Ruidoso fires in New Mexico. While weather related events are unpredictable, our insurance operation has performed well over time, and we continue to actively manage our exposure. Overall, teams across the Company are stepping up to continued market improvement and the opportunity to help more families achieve homeownership."

Financial Results

	Three Months Ended
($ in thousands, except revenue per home sold)	June 29, 2024	July 1, 2023	Change
Net revenue
Factory-built housing	$458,048	$457,109	$939	0.2%
Financial services	19,551	18,766	785	4.2%
	$477,599	$475,875	$1,724	0.4%

Factory-built modules sold	7,671	7,406	265	3.6%

Factory-built homes sold (consisting of one or more modules)	4,721	4,582	139	3.0%

Net factory-built housing revenue per home sold	$97,024	$99,762	$(2,738)	(2.7)%
•In the factory-built housing segment, the increase in Net revenue for the three months was due to higher home sales volume, partially offset by lower home selling prices.
•Financial services segment Net revenue increased for the three months from more insurance policies in force in the current period compared to the prior year, partially offset by reduced revenue from loan sales.

	Three Months Ended
($ in thousands)	June 29, 2024	July 1, 2023	Change
Gross profit
Factory-built housing	$103,510	$113,368	$(9,858)	(8.7)%
Financial services	(108)	4,511	(4,619)	(102.4)%
	$103,402	$117,879	$(14,477)	(12.3)%

Gross profit as % of Net revenue
Consolidated	21.7%	24.8%	N/A	(3.1)%
Factory-built housing	22.6%	24.8%	N/A	(2.2)%
Financial services	(0.6)%	24.0%	N/A	(24.6)%

Selling, general and administrative expenses
Factory-built housing	$59,720	$56,021	$3,699	6.6%
Financial services	5,131	5,659	(528)	(9.3)%
	$64,851	$61,680	$3,171	5.1%

Income from operations
Factory-built housing	$43,790	$57,347	$(13,557)	(23.6)%
Financial services	(5,239)	(1,148)	(4,091)	356.4%
	$38,551	$56,199	$(17,648)	(31.4)%
•In the factory-built housing segment, Gross profit as a percent of Net revenue for the three months was down primarily due to lower average selling price, partially offset by lower input costs.
•In the financial services segment, Gross profit and Income from operations for the three months ended was negatively impacted by higher insurance claims from weather related events.

•Selling, general and administrative expenses increased for the three months as a result of increases in compensation including acquired retail locations, partially offset by reduced incentive compensation from lower earnings.

	Three Months Ended
($ in thousands, except per share amounts)	June 29, 2024	July 1, 2023	Change
Net income attributable to Cavco common stockholders	$34,429	$46,357	$(11,928)	(25.7)%
Diluted net income per share	$4.11	$5.29	$(1.18)	(22.3)%
Items ancillary to our core operations had the following impact on the results of operations:

	Three Months Ended
($ in millions)	June 29, 2024	July 1, 2023
Net revenue
Unrealized gains recognized during the period on securities held in the financial services segment	$0.9	$0.3
Selling, general and administrative expenses
Legal and other expense related to the Securities and Exchange Commission inquiry	—	(0.3)
Other (expense) income, net
Unrealized (losses) gains on corporate equity securities	(0.1)	0.1
Conference Call Details

Cavco's management will hold a conference call to review these results tomorrow, August 2, 2024, at 1:00 p.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone. To participate by phone, please register at
https://register.vevent.com/register/BI4feb418b981b4e8ebfa3bb12e9c093c3 to receive the dial in number and your PIN. An archive of the webcast and presentation will be available for 60 days at https://investor.cavco.com.

About Cavco
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. We are one of the largest producers of manufactured and modular homes in the United States, based on reported wholesale shipments. Our products are marketed under a variety of brand names including Cavco, Fleetwood, Palm Harbor, Nationwide, Fairmont, Friendship, Chariot Eagle, Destiny, Commodore, Colony, Pennwest, R-Anell, Manorwood, MidCountry and Solitaire. We are also a leading producer of park model RVs, vacation cabins and factory-built commercial structures. Cavco's finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Cavco's current expectations and projections with respect to our expected future business and financial performance, including, among other things: (i) expected financial performance and operating results, such as revenue and gross margin percentage; (ii) our liquidity and financial resources; (iii) our outlook with respect to the Company and the manufactured housing business in general; (iv) the expected effect of certain risks and uncertainties on our business; and (iv) the strength of Cavco's business model. These statements may be preceded by, followed by, or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "outlook," "plan," "potential," "project," "seek," "target," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning. A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, among other factors, Cavco's ability to manage: (i) customer demand and the availability of financing for our products; (ii) labor shortages and the pricing, availability, or transportation of raw materials; (iii) the impact of local or national emergencies; (iv) excessive health and safety incidents or warranty and construction claims; (v) increases in cancellations of home sales; (vi) information technology failures or cyber incidents; (vii) our ability to maintain the security of personally identifiable information of our customers, (viii) comply with the numerous laws and regulations applicable to our business, including state, federal, and foreign laws relating manufactured housing, privacy, the internet, and accounting matters; (ix) successfully defend against litigation, government inquiries, and investigations, and (x) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the "SEC") by Cavco. The forward-looking statements herein represent the judgment of Cavco as of the date of this release and Cavco disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company's other press releases, reports, and other filings with the SEC. Readers are specifically referred to the Risk Factors described in Item 1A of the Company's Annual Report on Form 10-K for the year ended March 30, 2024 as may be updated from time to time in future filings on Form 10-Q and other reports filed by the Company pursuant to the Securities Exchange Act of 1934, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Understanding the information contained in these filings is important in order to fully understand Cavco's reported financial results and our business outlook for future periods.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	June 29, 2024	March 30, 2024
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$359,296	$352,687
Restricted cash, current	19,056	15,481
Accounts receivable, net	85,051	77,123
Short-term investments	20,671	18,270
Current portion of consumer loans receivable, net	28,887	20,713
Current portion of commercial loans receivable, net	40,363	40,787
Current portion of commercial loans receivable from affiliates, net	1,784	2,529
Inventories	244,844	241,339
Prepaid expenses and other current assets	77,622	82,870
Total current assets	877,574	851,799
Restricted cash	585	585
Investments	14,916	17,316
Consumer loans receivable, net	22,151	23,354
Commercial loans receivable, net	50,918	45,660
Commercial loans receivable from affiliates, net	2,279	2,065
Property, plant and equipment, net	224,749	224,199
Goodwill	121,969	121,934
Other intangibles, net	27,829	28,221
Operating lease right-of-use assets	37,712	39,027
Total assets	$1,380,682	$1,354,160
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$31,431	$33,531
Accrued expenses and other current liabilities	264,574	239,736
Total current liabilities	296,005	273,267
Operating lease liabilities	33,873	35,148
Other liabilities	7,666	7,759
Deferred income taxes	4,598	4,575
Stockholders' equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Issued 9,401,057 and 9,389,953 shares, respectively; Outstanding 8,251,522 and 8,320,718, respectively	94	94
Treasury stock, at cost; 1,149,535 and 1,069,235 shares, respectively	(303,897)	(274,693)
Additional paid-in capital	281,062	281,216
Retained earnings	1,061,556	1,027,127
Accumulated other comprehensive loss	(275)	(333)
Total stockholders' equity	1,038,540	1,033,411
Total liabilities and stockholders' equity	$1,380,682	$1,354,160

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 29, 2024	July 1, 2023
Net revenue	$477,599	$475,875
Cost of sales	374,197	357,996
Gross profit	103,402	117,879
Selling, general and administrative expenses	64,851	61,680
Income from operations	38,551	56,199
Interest income	5,511	4,618
Interest expense	(90)	(266)
Other (expense) income, net	(111)	126
Income before income taxes	43,861	60,677
Income tax expense	(9,432)	(14,266)
Net income	34,429	46,411
Less: net income attributable to redeemable noncontrolling interest	—	54
Net income attributable to Cavco common stockholders	$34,429	$46,357

Net income per share attributable to Cavco common stockholders
Basic	$4.15	$5.35
Diluted	$4.11	$5.29
Weighted average shares outstanding
Basic	8,286,476	8,670,434
Diluted	8,372,254	8,758,080

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 29, 2024	July 1, 2023
Capital expenditures	$4,914	$4,183
Depreciation	$4,369	$4,174
Amortization of other intangibles	$392	$392

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